This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155303

Subject to Completion, dated May 18, 2009

Prospectus Supplement

(To Prospectus dated November 12, 2008)

3,500,000 Shares

REGAL BELOIT CORPORATION

Common Stock

We are offering 3,500,000 shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol “RBC.” On May 15, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $37.99 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriter may also purchase up to an additional 525,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about May     , 2009.

Robert W. Baird & Co.

The date of this prospectus supplement is May     , 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in the prospectus and this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in the prospectus and this prospectus supplement is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

In this prospectus supplement, “Regal Beloit,” the “Company,” “we,” “us,” and “our” refer to Regal Beloit Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in the prospectus and this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in the prospectus and this prospectus supplement is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. The market data included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including growth rates and information relating to our relative position in the industries we serve, are based on internal surveys, market research, publicly available information and industry publications. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them. All foreign currencies are translated using the current exchange rate for assets and liabilities and the weighted average exchange rate for the period for the consolidated statement of operations items.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus supplement, and the documents incorporated by reference, may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus or any prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus regarding our financial position or future performance, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

■

economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

■	unanticipated fluctuations in commodity prices and raw material costs;

■	cyclical downturns affecting the global market for capital goods;

■	unexpected issues and costs arising from the integration of acquired companies and businesses;

■	marketplace acceptance of new and existing products, including the loss of, or a decline in business from, any significant customers;

■	the impact of capital market transactions that we may effect;

■	the availability and effectiveness of our information technology systems;

■	unanticipated costs associated with litigation matters;

■	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;

■	difficulties in staffing and managing foreign operations;

■

other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

■	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus supplement, as well as the other factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

General Overview

We are one of the largest global manufacturers of commercial, industrial, and heating, ventilation, and air conditioning, or HVAC, electric motors, electric generators and controls, and mechanical motion control products. Many of our products hold leading market positions and we believe we have one of the most comprehensive product lines in the markets we serve. We sell our products to a diverse global customer base using more than 20 recognized brand names through a multi-channel distribution model to leading original equipment manufacturers, or OEMs, distributors and end users across many markets. We believe this strategy, coupled with a high level of customer service, provides us with a competitive selling advantage and allows us to more fully penetrate our target markets.

We manufacture the vast majority of the products that we sell, and we have manufacturing, sales, engineering and distribution facilities throughout the United States and Canada as well as in Mexico, India, China, Australia, Thailand and Europe. Our electrical products include HVAC motors, a full line of AC and DC commercial and industrial electric motors, electric generators and controls, capacitors and electrical connecting devices. Our mechanical products include gears and gearboxes, marine transmissions, high-performance automotive transmissions and ring and pinions and manual valve actuators.

We market our products through multiple brands, with each typically having its own product offering and sales organization. These sales organizations consist of varying combinations of our own internal direct sales people as well as exclusive and non-exclusive manufacturers’ representative organizations.

Our products serve a diverse range of industry applications. In 2008, HVAC replacement was our largest industry application, comprising an estimated 25% of our net sales. Our net sales in 2008 to any other industry application did not exceed 10% of our net sales.

Our growth strategy includes driving organic growth through innovative new products, new customers and new opportunities at existing customers and participating in fast growth geographic markets. In 2008, sales to regions outside of the United States were 26.5% of our total sales. Additionally, we seek to grow through strategic, value creating acquisitions. We consider our acquisition process, including identification, due diligence and integration, to be one of our core competencies.

Our business initiatives include:

■	Innovation: fueling our growth by delivering new products that address customer needs such as energy efficiency, system cost reduction and improved reliability;

■	Globalization: expanding our global presence to participate in high growth markets, “catch” our customers as they expand globally and remain cost competitive;

■	Customer Centricity: making continuous improvements in all of the operations that touch our customers to enhance the customer experience;

■	Digitization: employing Information Technology, or IT, tools to improve the efficiency and productivity of our business and our customers’ businesses; and

■	Lean Six Sigma: utilizing Lean Six Sigma to drive continuous improvements in all of our manufacturing and back office operations as well as in the quality of our products.

Operating Segments

We have two operating segments: Electrical and Mechanical.

Electrical Segment

We believe our motor products are uniquely positioned to help our customers and end consumers achieve greater energy efficiency, resulting in significant cost savings for the consumer and preservation of natural resources and our environment. We estimate that approximately 40-60% of all electricity generated in the U.S. is consumed by electric motors. Our increasingly efficient motor designs allow current motor products to be significantly more energy efficient than previous models. Our Electrical segment includes a full line of AC and DC commercial and industrial electric motors, HVAC motors, electric generators and controls and capacitors. Our Electrical segment was established in the mid 1990’s with a new strategic focus to establish our company as a significant manufacturer of industrial electric motors, complementing our mechanical products businesses which serve similar markets and whose products were often used in combination with a motor. Beginning with our acquisition of Marathon Electric Manufacturing Corporation in 1997, our Electrical segment has grown to approximately $2.0 billion in revenue.

We manufacture and market AC and DC commercial, industrial and HVAC electric motors ranging in size from sub-fractional to small integral horsepower to larger commercial and industrial motors from 50 through 6500 horsepower. We offer thousands of stock models of electric motors in addition to the motors we produce to specific customer specifications. We also produce and market precision servo motors, electric generators ranging in size from five kilowatts through four megawatts, automatic transfer switches and paralleling switchgear to interconnect and control electric power generation equipment. Additionally, our Electrical segment markets a line of AC and DC adjustable speed drives. We manufacture capacitors for use in HVAC systems, high intensity lighting and other applications. We sell our Electrical segment’s products to distributors, original equipment manufacturers and end users across many markets.

Our motors are vital components of an HVAC system and are used to move air into and away from furnaces, heat pumps, air conditioners, ventilators, fan filter boxes and humidifiers. We believe that a majority of our HVAC motors are used in applications that replace existing equipment, with the remainder used in new equipment applications. The business enjoys a large installed base of equipment and long-term relationships with its major customers.

Our power generation business, which includes electric generators and power generation components and controls, represents a growing portion of our Electrical segment’s net sales. The market for electric power generation components and controls has grown in recent years as a result of a desire on the part of end users to reduce losses due to power disturbances and the increased need for prime power in certain applications. Our generators are used in industrial, agricultural, marine, military, transportation and other applications.

We leverage efficiencies across our motor and power generation operations. We centralize the manufacturing, purchasing, engineering, accounting, information technology and quality control activities of our Electrical segment. Furthermore, we specifically foster the sharing of best practices across each of the Electrical segment businesses and create focused centers of excellence in each of our manufacturing functions.

Mechanical Segment

Our Mechanical segment includes a broad array of mechanical motion control products including: standard and custom worm gear, bevel gear, helical gear and concentric shaft gearboxes; marine transmissions; high-performance after-market automotive transmissions and ring and pinions; custom gearing; gearmotors; manual valve actuators; and electrical connecting devices. Our gear and transmission related products primarily control motion by transmitting power from a source, such as a motor or engine, to an end use, such as a conveyor belt, usually reducing speed and increasing torque in the process. Our valve actuators are used primarily in oil and gas, water distribution and treatment and chemical processing applications. Mechanical products are sold to original equipment manufacturers, distributors and end users across many industry segments.

The Building of Our Business

Our growth from our founding in 1955 as a producer of high-speed cutting tools to our current size and status has largely been the result of the acquisition and integration of businesses to build a strong multi-product offering. Our senior management has substantial experience in the acquisition and integration of businesses, aggressive cost management, and efficient manufacturing techniques, all of which represent activities that we believe are critical to our long-term growth strategy. Since 1997 we have grown our Electrical segment businesses into approximately a $2.0 billion producer of electric motors serving primarily the North America market. We consider the identification of acquisition candidates and the purchase and integration of targets to be one of our core competencies.

The following table summarizes select Electrical segment acquisitions over the previous five years.

	Year Acquired	Annual Revenues at Acquisition (in millions)	Product Listing at Acquisition
Custom Power Technology	2009	$3	Custom power electronics
Dutchi Motors	2008	56	Distributor of IEC and NEMA electric motors for industrial applications in Western and Eastern Europe, South Africa, Russia and the Middle East
Hwada Motors	2008	105	Integral IEC and NEMA electric motors for industrial applications
Fasco Motors	2007	299	Motor and blower systems for air moving applications
Jakel, Inc.	2007	86	Motor and blower systems for air moving applications
Morrill Motors	2007	40	Fractional horsepower motors for commercial refrigeration and freezer markets
Alstom Motors and Fan Business in India	2007	67	Full line of low and medium voltage industrial motors for Indian domestic markets
Sinya Motors	2006	39	Fractional and sub-fractional HVAC motors
GE Commercial AC Motors	2004	144	AC motors for pump, compressor, equipment and commercial HVAC
GE HVAC Motors and Capacitors	2004	442	Full line of motors and capacitors for residential and commercial HVAC systems

Recent Developments

Second Quarter Dividend Announcement

On April 27, 2009, our board of directors declared a dividend of $0.16 per share payable on July 17, 2009, to shareholders of record at the close of business on June 26, 2009. The dividend represents the 196th consecutive quarterly dividend that we have declared.

Second Quarter Earnings Guidance

On May 6, 2009, we provided an estimate of our second quarter 2009 diluted earnings per share of $0.38 to $0.46. This estimate is based on our expectations that the difficult sales environment will continue, that we will not see the normal seasonal pickup in sales and that inventory liquidation by our customers will continue into the second quarter.

Selected Financial Data

The tables below summarize our quarterly results for the fiscal quarters ended March 29, 2008 and March 28, 2009 and our annual results for the fiscal years ended December 31, 2005, December 30, 2006, December 29, 2007 and December 27, 2008. In addition, the tables include selected balance sheet and cash flow data as of the last day of certain of these periods. The quarter-end summary financial data was derived from our consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009. The year-end summary consolidated financial data was derived from our consolidated financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 2005, December 30, 2006, December 29, 2007 and December 27, 2008. Amounts shown in the table titled “Selected Annual Financial Data” do not reflect the effect of our adoption as of the beginning of fiscal 2009 of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement),” or APB 14-1, which is described in Footnote 1 to such table. You should read the tables in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009 and our Annual Report on Form 10-K for the year ended December 27, 2008.

Selected Quarterly Financial Data
($ in thousands, except per share data)	For the First Quarter Ending
	March 29, 2008	March 28, 2009
Income Statement:
Net Sales	$536,343	$443,274
Cost of Sales	414,244	352,704
Gross Profit	$122,099	$90,570
Operating Expenses	64,487	62,378
Electrical Segment Income from Operations	47,565	21,906
Mechanical Segment Income from Operations	10,047	6,286
Total Income from Operations	$57,612	$28,192
Interest Expense	8,413	7,119
Interest Income	384	133
Income Before Taxes & Noncontrolling Interests	$49,583	$21,206
Provision for Income Taxes	17,558	7,230
Net Income	$32,025	$13,976
Less: Net Income Attributable to Noncontrolling Interests	598	1,189
Net Income Attributable to Regal Beloit Corporation	$31,427	$12,787
Diluted EPS	$0.95	$0.39

As of March 28, 2009
Supplemental Data:
Cash and Cash Equivalents (1)	$82,078
Working Capital (2)	411,077
Total Debt	587,303
Total Equity	873,156
Depreciation & Amortization	15,277

(1)	The net increase in cash and cash equivalents from December 27, 2008 was $16,828, which consisted of $18,598 in net cash provided by operating activities, $(9,337) in net cash used in investment activities, $7,992 in net cash provided by financing activities and $(425) from the effect of exchange rates on cash.
(2)	Calculated as reported current assets, excluding cash and cash equivalents, less reported current liabilities, excluding short-term debt.

Selected Annual Financial Data (1)
($ in thousands, except per share data)	For the Fiscal Year Ending
	Dec. 31, 2005	Dec. 30, 2006	Dec. 29, 2007	Dec. 27, 2008
Income Statement:
Net Sales	$1,428,707	$1,619,545	$1,802,497	$2,246,249
Cost of Sales	1,117,943	1,230,174	1,389,144	1,745,569
Gross Income	$310,764	$389,371	$413,353	$500,680
Operating Expenses	176,192	195,354	207,293	270,249
Electrical Segment Income from Operations	118,528	165,323	169,689	191,532
Mechanical Segment Income from Operations	16,044	28,694	36,371	38,899
Total Income from Operations	$134,572	$194,017	$206,060	$230,431
Interest Expense	22,090	19,886	22,056	27,709
Interest Income	442	711	933	1,479
Pretax Income	$112,924	$174,842	$184,937	$204,201
Taxes	39,829	62,051	63,683	72,225
Minority Interest, Net of Tax	3,538	2,985	2,907	3,389
Net Income	$69,557	$109,806	$118,347	$128,587
Diluted EPS	$2.25	$3.28	$3.49	$3.87

	As of
	Dec. 31, 2005	Dec. 30, 2006	Dec. 29, 2007	Dec. 27, 2008
Supplemental Data:
Cash and Cash Equivalents	$32,747	$36,520	$42,574	$65,250
Working Capital (2)	261,426	329,443	379,329	380,290
Total Debt	412,016	373,322	564,250	576,470
Total Stockholders’ Equity	647,996	749,975	858,029	825,328
Depreciation & Amortization	37,627	37,682	46,619	61,601
Capital Expenditures	28,261	52,545	36,628	52,209

(1)	Amounts shown for the fiscal years ending December 31, 2005, December 30, 2006, December 29, 2007 and December 27, 2008 do not reflect the effect of our adoption as of the beginning of fiscal 2009 of APB 14-1. APB 14-1 required an adjustment of convertible debt and related interest expense and is applicable retroactively to all past periods presented. The new standard requires that a fair value be assigned to the equity conversion option of our $115.0 million, 2.75% convertible senior subordinated notes, or Convertible Notes, as of April 5, 2004, the date of issuance of the Convertible Notes. This change results in a corresponding decrease in the value assigned to the debt portion of the instrument.

The full year impact of the adjustment for the fiscal year ended December 27, 2008 will be to reduce diluted earnings per share from $3.87 to $3.77. The impact of the adjustment for the fiscal years ending December 31, 2005, December 30, 2006 and December 29, 2007 will be to reduce historical diluted earnings per share by approximately $.07 to $.09 in each year.

We intend to retrospectively adjust previously filed financial statements for our adoption of APB 14-1 in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, as permitted and required by APB 14-1.

The adjustment affected our balance sheet as follows (in thousands):

	December 27, 2008
	As Adjusted	As Reported
Long-Term Debt	$560,127	$561,190
Deferred Income Taxes	72,119	71,715
Additional Paid-in Capital	356,231	342,712
Retained Earnings	631,281	644,141

The adjustment of first quarter 2008 interest expense was as follows (in thousands, except per share data):

	Three Months Ended March 29, 2008
	As Adjusted	As Reported
Interest Expense	$8,413	$7,219
Income Before Taxes and Noncontrolling Interests	49,583	50,777
Provision for Income Taxes	17,558	18,012
Net Income	32,025	32,765
Net Income Attributable to Regal Beloit Corporation	31,427	32,167
Earnings per Share of Common Stock
Basic	$1.00	$1.03
Assuming Dilution	0.95	0.97

(2)	Calculated as reported current assets, excluding cash and cash equivalents, less reported current liabilities, excluding short-term debt.

Corporate Information

Our principal executive offices are located at 200 State Street, Beloit, Wisconsin 53511-6254, and our telephone number is (608) 364-8800. Our website address is www.regalbeloit.com. The information contained on our website is not part of the prospectus or this prospectus supplement.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer:	Regal Beloit Corporation

Shares Offered:	3,500,000 shares

Shares Outstanding After the Offering:	35,003,031 shares

Over-allotment Option:	525,000 shares

NYSE Symbol for Our Common Stock:	RBC

Use of Proceeds:	Based on an assumed offering price of $37.99 per share, which was the last reported sale price of our common stock on May 15, 2009, we estimate our net proceeds from the sale of our common stock in this offering will be approximately $128.3 million (assuming no exercise of the underwriter’s over-allotment option), after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate and working capital purposes, including the potential repayment of long-term debt and funding of future acquisitions.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

Risk Factors:	Investing in our common stock involves substantial risks. You should carefully consider all the information in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

If the over-allotment option is exercised in full, we will issue and sell an additional 525,000 shares of our common stock and will have 35,528,031 shares of our common stock outstanding after the offering. The number of shares outstanding after the offering is based on 31,503,031 shares outstanding as of May 1, 2009.

The number of shares of our common stock outstanding immediately after this offering excludes:

■

1,445,825 shares of our common stock issuable upon the exercise of stock options and stock appreciation rights outstanding as of March 28, 2009 under our equity compensation plans at a weighted average exercise price of $35.83 per share; and

■

Approximately 2,400,000 shares of our common stock available for future issuance under our equity compensation plans at the closing of this offering (based on options and stock appreciation rights outstanding as of March 28, 2009).

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We operate in highly competitive electric motor, power generation and mechanical motion control markets.

The electric motor, power generation and mechanical motion control markets are highly competitive. Some of our competitors are larger and have greater financial and other resources than we do. There can be no assurance that our products will be able to compete successfully with the products of these other companies.

The failure to obtain business with new products or to retain or increase business with redesigned existing or customized products could also adversely affect our business. It may be difficult in the short-term for us to obtain new sales to replace any unexpected decline in the sale of existing or customized products. We may incur significant expense in preparing to meet anticipated customer requirements, which may not be recovered.

Current worldwide economic conditions may adversely affect our industry, business and results of operations.

General worldwide economic conditions have experienced a downturn due to the sequential effects of the subprime lending crisis, general credit market crisis, collateral effects on the finance and banking industries, increased energy costs, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns. These conditions make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they are causing U.S. and foreign businesses to slow spending on our products, which would delay and lengthen sales cycles. We cannot predict the timing or duration of any economic slowdown or the timing or strength of a subsequent economic recovery, worldwide or in the specific end markets we serve. If the commercial and industrial, residential HVAC, power generation and mechanical power transmission markets significantly deteriorate due to these economic effects, our business, financial condition and results of operations will likely be materially and adversely affected. Additionally, our stock price could decrease if investors have concerns that our business, financial condition and results of operations will be negatively impacted by a worldwide economic downturn.

Changes in global commodity prices, interest rates and currency may adversely impact our financial performance as a result of our commodity, currency and interest rate hedging activities.

Although it is impossible to hedge against all currency, commodity or interest risk, we use derivative financial instruments in order to reduce the substantial effects of currency and commodity fluctuations and interest rate exposure on our cash flow and financial condition. These instruments may include foreign currency and commodity forward contracts, currency swap agreements and currency option contracts, as well as interest rate swap agreements. We have entered into, and expect to continue to enter into, such hedging arrangements. As with all hedging instruments, there are risks associated with the use of such instruments. While limiting to some degree our risk fluctuations in currency exchange, commodity price and interest rates by utilizing such hedging instruments, we potentially forgo benefits that might result from other fluctuations in currency exchange, commodity and interest rates. We also are exposed to the risk that our counterparties to hedging contracts will default on their obligations. We manage exposure to counterparty credit risk by limiting the counterparties to major international banks and financial institutions meeting established credit guidelines. However, any default by such counterparties might have an adverse effect on us.

We are increasingly reliant on the protection and preservation of our intellectual property.

We own or otherwise have rights in a number of patents and trademarks relating to the products we manufacture, which have been obtained over a period of years. These patents and trademarks have been of value in the growth of our business and may continue to be of value in the future. With the exception of the ECM patents, we do not regard any of our businesses as being dependent upon any single patent or related group of patents. However, an inability to protect this intellectual property generally, or the illegal breach of some or a large group of our intellectual property rights, would have an adverse effect on our business.

Goodwill comprises a significant portion of our total assets, and if we determine that goodwill has become impaired in the future, net income in such years may be materially and adversely affected.

Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. We review goodwill and other intangibles at least annually for impairment and any excess in carrying value over the estimated fair value is charged to the results of operations. A reduction in net income resulting from the write down or impairment of goodwill would affect financial results and could have a material and adverse impact upon the market price of our common stock. If the current worldwide economic downturn continues, it could result in circumstances, such as a sustained decline in our stock price and market capitalization or a decrease in our forecasted cash flows such that they are insufficient, indicating that the carrying value of our goodwill may be impaired. If we are required to record a significant change to earnings in our consolidated financial statements because an impairment of goodwill is determined, our results of operations will be adversely affected.

Our leverage could adversely affect our financial health and make us vulnerable to adverse economic and industry conditions.

We have incurred indebtedness that is substantial relative to our shareholders’ investment. Our indebtedness has important consequences. For example, it could:

■	make it difficult for us to fulfill our obligations under our credit and other debt agreements;

■	make it more challenging for us to obtain additional financing to fund our business strategy and acquisitions, debt service requirements, capital expenditures and working capital;

■	increase our vulnerability to interest rate changes and general adverse economic and industry conditions;

■

require us to dedicate a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the availability of our cash flow to finance acquisitions and to fund working capital, capital expenditures, research and development efforts and other general corporate activities;

■	limit our flexibility in planning for, or reacting to, changes in our business and our markets; and

■	place us at a competitive disadvantage relative to our competitors that have less debt.

In addition, our credit facility and senior notes require us to maintain specified financial ratios and satisfy certain financial condition tests, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. If an event of default under the credit facility or senior notes occurs, the lenders could elect to declare all amounts outstanding under the applicable agreement, together with accrued interest, to be immediately due and payable, and a cross default could occur under the terms of our senior subordinated convertible notes, allowing the trustee or the holders of the notes to declare the principal amount of the notes, together with accrued interest, to be immediately due and payable.

We are subject to litigation, including product liability and warranty claims, that may adversely affect our business and results of operations.

We are a party to litigation that arises in the normal course of our business operations, including product warranty and liability (strict liability and negligence) claims, contract disputes and environmental, asbestos, employment and other litigation matters. We face an inherent business risk of exposure to product liability and warranty claims in the event that the use of our products is alleged to have resulted in injury or other damage. While we currently maintain general liability and product liability insurance coverage in amounts that we believe are adequate, we cannot assure you that we will be able to maintain this insurance on acceptable terms or that this insurance will provide sufficient coverage against potential liabilities that may arise. Any claims brought against us, with or without merit, may have an adverse effect on our business and results of operations as a result of potential adverse outcomes, the expenses associated with defending such claims, the diversion of our management’s resources and time and the potential adverse effect to our business reputation.

We have numerous pension plans and future legislation or regulations intended to reform the funding and reporting of pension benefit plans could adversely affect our operating results and cash flows, as could changes in market conditions that impact the assumptions we use to measure our liabilities under these plans.

Legislators and agencies of the U.S. government have proposed legislation and regulations to amend, restrict or eliminate various features of, and mandate additional funding of, pension benefit plans. If legislation or new regulations are adopted, we may be required to contribute additional cash to these plans, in excess of our current estimates. Market volatility in interest rates, investment returns and other factors could also adversely affect the funded status of our pension plans and require that we contribute additional cash to these plans. Moreover, future changes to the accounting and reporting standards related to pension plans could create significant volatility in our operating results.

Cyclicality adversely affects us.

Our business is cyclical and dependent on industrial and consumer spending and is therefore impacted by the strength of the economy generally, interest rates and other factors. Economic factors adversely affecting OEM production and consumer spending could adversely impact us. During periods of expansion in OEM production, we generally have benefited from increased demand for our products. Conversely, during recessionary periods, we have been adversely affected by reduced demand for our products.

In our HVAC motor business, we depend on revenues from several significant customers, and any loss, cancellation or reduction of, or delay in, purchases by these customers may have a material adverse effect on our business.

Several significant customers of our HVAC motor business represent a significant portion of our revenues. Our success will depend on our continued ability to develop and manage relationships with these customers. We expect that significant customer concentration will continue for the foreseeable future in our HVAC motor business. Our dependence in the HVAC motor business on sales from a relatively small number of customers makes our relationship with each of these customers important to our business. We cannot assure you that we will be able to retain significant customers. Some of our customers may in the future shift some or all of their purchases of products from us to our competitors or to other sources. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to develop relationships successfully with additional customers, or future price concessions that we may make could have a material adverse effect on our business.

Our sales of products incorporated into HVAC systems are seasonal and affected by the weather; mild or cooler weather could have an adverse effect on our operating performance.

Many of our motors are incorporated into HVAC systems that OEMs sell to end users. The number of installations of new and replacement HVAC systems or components is higher during the spring and summer seasons due to the increased use of air conditioning during warmer months. Mild or cooler weather conditions during the spring and summer season often result in end users deferring the purchase of new or replacement HVAC systems or components. As a result, prolonged periods of mild or cooler weather conditions in the spring or summer season in broad geographical areas could have a negative impact on the demand for our HVAC motors and, therefore, could have an adverse effect on our operating performance. In addition, due to variations in weather conditions from year to year, our operating performance in any single year may not be indicative of our performance in any future year.

Our dependence on, and the price of, raw materials may adversely affect our profits.

The principal raw materials used to produce our products are copper, aluminum and steel. We source raw materials on a global or regional basis, and the prices of those raw materials are susceptible to significant price fluctuations due to supply/

demand trends, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, the economic climate and other unforeseen circumstances. If we are unable to pass on raw material price increases to our customers, our future profitability may be materially adversely affected.

We increasingly manufacture our products outside the United States, which may present additional risks to our business.

As a result of our recent acquisitions, a significant portion of our net sales are attributable to products manufactured outside of the United States, principally in Mexico, India, Thailand and China. Approximately 11,700 of our over 17,600 total employees at December 27, 2008 and 20 of our 40 principal manufacturing facilities are located outside the United States. International operations generally are subject to various risks, including political, societal and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade restrictions, the impact of foreign government regulations, and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenue. Unfavorable changes in the political, regulatory, and business climate in countries where we have operations could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be adversely impacted by an inability to identify and complete acquisitions.

A substantial portion of our growth has come through acquisitions, and an important part of our growth strategy is based upon acquisitions. We may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete acquisitions in the future. If we are unable to successfully complete acquisitions, our ability to grow our company significantly will be limited.

Our success is highly dependent on qualified and sufficient staffing. Our failure to attract or retain qualified personnel could lead to a loss of revenue or profitability.

Our success depends, in part, on the efforts and abilities of our senior management team and key employees. Their skills, experience and industry contacts significantly benefit our operations and administration. The failure to attract or retain members of our senior management team and key employees could have a negative effect on our operating results.

Our operations are highly dependent on information technology infrastructure and failures could significantly affect our business.

We depend heavily on our information technology infrastructure in order to achieve our business objectives. If we experience a problem that impairs this infrastructure, such as a computer virus, a problem with the functioning of an important IT application, or an intentional disruption of our IT systems by a third party, the resulting disruptions could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on our business in the ordinary course. Any such events could cause us to lose customers or revenue and could require us to incur significant expense to eliminate these problems and address related security concerns.

We are in the process of introducing a global Enterprise Resource Planning, or ERP, system that will redesign and deploy a common information system over a period of several years. As we implement the ERP system, the new system may not perform as expected. This could have an adverse effect on our business.

We may be adversely affected by environmental, health and safety laws and regulations.

We are subject to various laws and regulations relating to the protection of the environment and human health and safety and have incurred and will continue to incur capital and other expenditures to comply with these regulations. Failure to comply with any environmental regulations could subject us to future liabilities, fines or penalties or the suspension of production. In addition, we are currently involved in some remediation activities at certain sites. If unexpected obligations arise at these or other sites or more stringent environmental laws are imposed in the future, we could be adversely affected.

We may suffer losses as a result of foreign currency fluctuations.

The net assets, net earnings and cash flows from our foreign subsidiaries are based on the U.S. dollar equivalent of such amounts measured in the applicable functional currency. These foreign operations have the potential to impact our financial position due to fluctuations in the local currency arising from the process of re-measuring the local functional currency in the U.S. dollar. Any increase in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any decrease in the value of the U.S. dollar in relation to the value of the local currency will increase our development costs in foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.

The operations and success of our company can be impacted by natural disasters, terrorism, acts of war, international conflict and political and governmental actions, which could harm our business.

Natural disasters, acts or threats of war or terrorism, international conflicts and the actions taken by the United States and other governments in response to such events could cause damage or disrupt our business operations, our suppliers or our customers, and could create political or economic instability, any of which could have an adverse effect on our business. Although it is not possible to predict such events or their consequences, these events could decrease demand for our products, could make it difficult or impossible for us to deliver products or could disrupt our supply chain. We may also be impacted by actions by foreign governments, including currency devaluation, tariffs and nationalization, where our facilities are located, which could disrupt manufacturing and commercial operations.

We are subject to tax laws and regulations in many jurisdictions, and the inability to successfully defend claims from taxing authorities related to our current and/or acquired businesses could adversely affect our operating results and financial position.

We conduct business in many countries, which requires us to interpret the income tax laws and rulings in each of those taxing jurisdictions. Due to the subjectivity of tax laws between those jurisdictions as well as the subjectivity of factual interpretations, our estimates of income tax liabilities may differ from actual payments or assessments. Claims from taxing authorities related to these differences could have an adverse impact on our operating results and financial position.

Risks Related to Our Common Stock

We have implemented, and Wisconsin law contains, anti-takeover provisions that may adversely affect the rights of holders of our common stock.

Our articles of incorporation contain provisions that could have the effect of discouraging or making it more difficult for someone to acquire us through a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to our shareholders. These provisions include a board of directors divided into three classes of directors serving staggered terms of three years each and the removal of directors only for cause and only with the affirmative vote of a majority of the votes entitled to be cast in an election of directors. These provisions may make the removal of management more difficult, even in cases where removal would be favorable to the interests of our shareholders. See “Description of Capital Stock — Certain Anti-Takeover Provisions” in the accompanying prospectus.

Each currently outstanding share of our common stock includes, and each newly issued share of our common stock will include, a common share purchase right. The rights are attached to and trade with the shares of common stock and generally are not exercisable. The rights will become exercisable if a person or group acquires, or announces an intention to acquire, 15% or more of our outstanding common stock. The rights have some anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire control of us without conditioning the offer on either redemption of the rights or amendment of the rights to prevent this dilution. The rights could have the effect of delaying, deferring or preventing a change of control. See “Description of Capital Stock — Common Share Purchase Rights” in the accompanying prospectus.

We are subject to the Wisconsin Business Corporation Law, which contains several provisions that could have the effect of discouraging non-negotiated takeover proposals or impeding a business combination. These provisions include:

■	requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve business combinations not meeting adequacy of price standards;

■

prohibiting some business combinations between an interested shareholder and us for a period of three years, unless the combination was approved by our board of directors prior to the time the shareholder became a 10% or greater beneficial owner of our shares or under some other circumstances;

■	limiting actions that we can take while a takeover offer for us is being made or after a takeover offer has been publicly announced; and

■	limiting the voting power of shareholders who own more than 20% of our stock.

Our common stock is subject to substantial price and volume fluctuations.

The market price of shares of our common stock may be volatile. Among the factors that could affect our common stock price are those discussed above under “Risks Related to Our Business” as well as:

■	quarterly fluctuation in our operating income and earnings per share results;

■	decline in demand for our products;

■	significant strategic actions by our competitors, including new product introductions or technological advances;

■	fluctuations in interest rates;

■	cost increases in energy, raw materials or labor;

■	changes in revenue or earnings estimates or publication of research reports by analysts; and

■	domestic and international economic and political factors unrelated to our performance.

In addition, the stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

Our ability to pay dividends on our common stock is limited under the terms of our existing debt agreements. In addition, Wisconsin law generally restricts us from paying dividends in circumstances where the payment would make us unable to pay our debts as they become due.

Although we have paid 195 consecutive quarterly dividends through May 2009, and have declared a dividend payable on July 17, 2009, any future payments of cash dividends will depend on our financial condition, our capital requirements and our earnings, as well as other factors that our board of directors may consider.

Our management will have broad discretion in allocating the net proceeds of this offering.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds, and you and other shareholders may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all for our shareholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See “Use of Proceeds” for a further description of how management intends to apply the proceeds from this offering.

USE OF PROCEEDS

Based on an assumed offering price of $37.99 per share, which was the last reported sale price for our common stock on May 15, 2009, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $128.3 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriter exercises its option to purchase 525,000 additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $147.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate and working capital purposes, including the potential repayment of long-term debt and funding of future acquisitions.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 28, 2009:

■	on an actual basis; and

■

on an as adjusted basis to give effect to the issuance and sale of the 3,500,000 shares of our common stock offered hereby at an assumed public offering price of $37.99 per share (which was the last reported sale price on May 15, 2009), after deducting assumed underwriting discounts and commissions and before offering expenses payable by us (assuming no exercise of the underwriter’s option to purchase an additional 525,000 shares of our common stock).

You should read this table in conjunction with our historical financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

($ in thousands)	As of March 28, 2009
	Actual	As Adjusted (1)
Cash and Cash Equivalents	$82,078	$210,422

Total Debt (2)	$587,303	$587,303
Shareholders’ Equity
Common Stock	$324	$359
Additional Paid-in Capital	357,500	485,809
Retained Earnings	639,029	639,029
Less — Treasury Stock, at cost	(19,419)	(19,419)
Accumulated Other Comprehensive Loss	(118,535)	(118,535)

Total Shareholders’ Equity	858,899	987,243
Noncontrolling Interests	14,257	14,257

Total Equity	873,156	1,001,500

Total Capitalization	$1,460,459	$1,588,803

(1)	A $1.00 increase in the public offering price per share would result in increases in total equity and total capitalization as of March 28, 2009, of $3.4 million. Separately, a 10% increase in the number of shares of our common stock sold, assuming a public offering price of $37.99 per share (which was the last reported sale price on May 15, 2009), would result in increases in total equity and total capitalization, as of March 28, 2009, of $12.9 million.

(2)	Total debt includes long-term debt plus current maturities of debt.

If the underwriter exercises its option in full, then we will issue and sell an additional 525,000 shares of our common stock in this offering, and we will use the estimated additional net proceeds of $19.3 million, after deducting the underwriting discount, for general corporate and working capital purposes, including the potential repayment of long-term debt and funding of future acquisitions.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “RBC.” The following table sets forth, for the periods indicated and by calendar quarter, the reported high and low sales prices per share of our common stock on the New York Stock Exchange:

	High	Low
Fiscal Year Ended January 2, 2010
Second Quarter (through May 15, 2009)	$42.65	$31.92
First Quarter	38.83	25.81

Fiscal Year Ended December 27, 2008
Fourth Quarter	$42.52	$26.07
Third Quarter	49.37	39.95
Second Quarter	47.54	35.82
First Quarter	44.95	33.94

Fiscal Year Ended December 29, 2007
Fourth Quarter	$53.10	$43.82
Third Quarter	56.93	47.29
Second Quarter	49.94	43.76
First Quarter	51.68	43.51

The last reported sales price of our common stock on the New York Stock Exchange on May 15, 2009 was $37.99. As of May 1, 2009, there were approximately 614 registered stockholders of record of our common stock.

In the first quarter of 2007, we paid a cash dividend of $0.14 per share on our common stock. In the last three quarters of 2007 and the first quarter of 2008, we paid quarterly cash dividends of $0.15 per share. In the last three quarters of 2008 and the first quarter of 2009, we paid quarterly cash dividends of $0.16 per share. For the second quarter of 2009, our board of directors has declared a dividend of $0.16 per share payable on July 17, 2009, to shareholders of record at the close of business on June 26, 2009.

We have paid 195 consecutive quarterly dividends through May 2009. We currently intend to declare and pay dividends on a regular basis at the current rate. However, the payment and amount of future dividends is at the discretion of our board of directors and will depend upon future earnings, capital requirements, our general financial condition, general business conditions and other factors.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a summary of certain United States federal income and estate tax consequences relevant to non-U.S. holders (defined below) with respect to the purchase, ownership and disposition of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, or the Treasury Regulations, Internal Revenue Service, or IRS, rulings and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the United States federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. No assurance exists that the IRS will not challenge any of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the United States federal income or estate tax consequences to a non-U.S. holder of our common stock.

This discussion is limited to the tax consequences to those non-U.S. holders who hold our common stock as capital assets (generally, for investment purposes). This discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers or dealers in securities or currencies, traders in securities that elect to mark to market, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, persons holding shares of our common stock as a hedge against currency risk or as a position in a “straddle” or conversion transaction, pension plans, holders that own or are deemed to own more than 5% of our common stock, persons that received our common stock as compensation for performance of services, persons that have a functional currency other than the United States dollar and certain former citizens or residents of the United States. This discussion does not address the tax consequences to partnerships or other pass-through entities or persons investing through such partnerships or entities. Also, this discussion does not address all aspects of United States federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of United States state, local or non-U.S. taxes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust (A) whose administration is subject to the primary supervision of a court within the United States and which has one or more United States persons with the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, that has elected to be treated as a “United States person” (as defined for federal income tax purposes).

If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock is urged to consult its tax advisors.

PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Distributions and Dividends

Generally, distributions paid to a non-U.S. holder with respect to our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Sale, Exchange or Other Taxable Disposition.”

Generally, but subject to the discussion below under “Information Reporting and Backup Withholding,” dividends paid to a non-U.S. holder will be subject to a 30% U.S. withholding tax, unless (i) a lower rate is specified by an applicable income tax treaty and the non-U.S. holder provides proper documentation certifying eligibility for treaty benefits (e.g., on an IRS Form W-8BEN or applicable substitute form) or (ii) such dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and the non-U.S. holder provides an IRS Form W-8ECI or applicable substitute form. Dividends effectively connected with such trade or business, and, if a treaty applies, attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States will be subject to regular United States federal income tax on the dividends in the same manner as if the non-U.S. holder were a U.S. person. If dividends are effectively connected with a trade or business of a non-U.S. holder that is a corporation, such corporate non-U.S. holder may be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) subject to certain adjustments.

Sale, Exchange or Other Taxable Disposition

Generally, but subject to the discussion below under “Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock so long as:

■

the gain is not effectively connected with a trade or business carried on by the non-U.S. holder within the United States (or, if an income tax treaty applies, the gain is not attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States);

■	in the case of a non-U.S. holder that is an individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition; and

■	we are not and have not been a United States real property holding corporation for U.S. income tax purposes at any time during the five-year period preceding such sale or other disposition.

If the non-U.S. holder’s gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States, such non-U.S. holder generally (unless an applicable tax treaty provides otherwise) will be taxed at the graduated United States federal income tax rates applicable to United States persons and, if such non-U.S. holder is a corporation, the additional branch profits tax described above in “Distributions and Dividends” may apply. We refer to such gain as Effectively Connected Gain. If the gain is not Effectively Connected Gain, and the non-U.S. holder is an individual present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition, such non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by such non-U.S. holder’s United States capital losses, if any. We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become one in the future based on anticipated business operations; however, no assurances can be provided in this regard. If we are determined to be a United States real property holding corporation, additional withholding and income taxes may apply to the proceeds payable to a non-U.S. holder from such non-U.S. holder’s sale, exchange or other disposition of our stock.

United States Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, and therefore may be subject to United States federal estate tax unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. United States backup withholding (currently at a rate of 28%) generally will apply on payment of dividends to a non-U.S. holder unless such non-U.S. holder furnishes to the payor an IRS Form W-8BEN (or other applicable form), or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN, or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. Payments of the proceeds from the sale by a non-U.S. holder of our common stock made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting requirements (but not backup withholding) generally will apply to a payment made outside the United States of the proceeds of a sale of our common stock through an office outside the United States of a broker (i) that is a U.S. person, (ii) 50% or more of the gross income of which for a specified three-year period is effectively connected with the conduct of a trade or business in the United States, (iii) that is a “controlled foreign corporation,” or (iv) that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-U.S. holder or the holder or beneficial owner otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s United States federal income tax liability, if any, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Each prospective non-U.S. holder of our common stock should consult their tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

UNDERWRITING

Under an underwriting agreement dated May 18, 2009, we have agreed to sell to the underwriter named below the indicated number of our common shares.

Underwriter	Number of Shares

Robert W. Baird & Co. Incorporated	3,500,000

Total	3,500,000

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below.

We have granted to the underwriter a 30-day option to purchase on a pro-rata basis up to 525,000 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

The underwriter proposes to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to $             per share. The underwriter and selling group members may allow a discount of $             per share on sales to other broker/dealers. After the offering, the representatives may change the public offering price and concession and discount to broker/dealers. As used in this section:

■	The underwriter is a securities broker/dealer that is a party to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us.

■

Selling group members are securities broker/dealers to whom the underwriter may sell shares of our common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

■	Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

■	The syndicate consists of the underwriters and the selling group members.

The following table summarizes the compensation to be paid to the underwriter:

	Per Share	Total
		Without Over- Allotment	With Over- Allotment
Underwriting discounts and commissions payable by us	$	$	$

The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to us per share of common stock. The underwriter’s compensation was determined through arms’ length negotiations between us and the underwriter.

We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $300,000. Expenses include the SEC filing fees, New York Stock Exchange listing fees, printing, legal, accounting and transfer agent and registrar fees, and other miscellaneous fees and expenses.

We and our directors and executive officers have agreed not to offer, sell, transfer, pledge, contract to sell, transfer or pledge, or file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of shares of our common stock without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus, except that these restrictions will not apply to our ability to grant employee or director equity incentive awards under the terms of equity incentive plans in effect on the date of this prospectus or to issue our common stock upon any exercise of options or stock appreciation rights. The restrictions will also not apply to transfers by our directors and executive officers by gift, will or intestacy so long as the transferee agrees not to make further transfers of the shares during the 90-day period.

We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in that respect.

The shares of our common stock are traded on the New York Stock Exchange under the symbol “RBC.”

The underwriter and its affiliates have provided, and may provide in the future, advisory and investment banking services to us, for which they have received and would receive customary compensation.

The underwriter may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

■	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

■	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In relation to each Member State, or Relevant Member State, of the European Economic Area that has implemented the Prospectus Directive, the underwriter has represented and agreed that, with effect from and including the date, or the Relevant Implementation Date, on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to such common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of the common stock referred to in (a) to (d) above shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

For the purposes of this provision, the expression an “offer of the common stock to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Regal Beloit Corporation; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Foley & Lardner LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering. Quarles & Brady LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering for the underwriter.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 27, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but do not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

■	incorporated documents are considered part of the prospectus;

■	we are disclosing important information to you by referring you to those documents; and

■	information we file with the SEC will automatically update and supersede information contained in the prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus:

■	our Annual Report on Form 10-K for the year ended December 27, 2008;

■	our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009;

■	our Current Reports on Form 8-K dated December 31, 2008 and April 27, 2009; and

■	the description of our common stock and common stock purchase rights contained in our Registration Statement on Form 8-A, filed January 18, 2005, and any amendment or report updating that description.

Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both the prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in the prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

Regal Beloit Corporation

200 State Street

Beloit, WI 53511

(608) 364-8800

You can also find these filings on our website at www.regalbeloit.com. We are not incorporating the information on our website other than these filings into this prospectus.

Prospectus

Debt Securities

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. Selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms of the securities, including the offering prices, in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is traded on the New York Stock Exchange under the symbol “RBC.”

Investment in our securities involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2008.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “Regal Beloit,” “company,” “we,” “us,” “our” and “ours” refer to Regal Beloit Corporation and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer and the shares of our common stock that selling shareholders may offer. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT

This prospectus, any supplement to this prospectus and any other offering material, and the information incorporated by reference in this prospectus or any prospectus supplement and any other offering material, may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

■

economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

■	unanticipated fluctuations in commodity prices and raw material costs;

■	cyclical downturns affecting the global market for capital goods;

■	unexpected issues and costs arising from the integration of acquired companies and businesses;

■	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;

■	the impact of capital market transactions that we may effect;

■	the availability and effectiveness of our information technology systems;

■	unanticipated costs associated with litigation matters;

■	actions taken by our competitors;

■	difficulties in staffing and managing foreign operations; and

■

other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of our Annual Report on Form 10-K filed on February 27, 2008 and from time to time in our other reports filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus, any supplement to this prospectus and any other offering material are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

REGAL BELOIT CORPORATION

We are one of the largest global manufacturers of commercial, industrial, and HVAC electric motors, electric generators and controls, and mechanical motion control products. Many of our products hold leading market positions in a variety of essential commercial, industrial and residential applications, and we believe we have one of the most comprehensive product lines in the markets we serve. We sell our products to a diverse global customer base using more than 20 recognized brand names through a multi-channel distribution model to leading original equipment manufacturers, distributors and end users across many markets.

We are a Wisconsin corporation and our principal executive offices are located at 200 State Street, Beloit, Wisconsin 53511. Our telephone number is (608) 364-8800.

SELLING SHAREHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, which we refer to as the “Securities Act,” we may add secondary sales of shares of our common stock by any selling shareholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareholder.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sales of the securities as set forth in the applicable prospectus supplement and/or other offering material.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Nine Months Ended September 27, 2008	Years Ended December 31,
		2007		2006		2005		2004		2003
Ratio of consolidated earnings to fixed charges (1)	7.62x	7.98	x	8.81	x	5.55	x	6.41	x	5.63	x

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings before taxes, minority interests and fixed charges are divided by fixed charges. “Fixed charges” represent interest and the estimated interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and/or other offering material relating to such offering.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of elements of our capital stock and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our articles of incorporation, our bylaws and our rights agreement, which are incorporated by reference into this prospectus.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.01 par value. Our common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law. Our ability to pay dividends is dependent upon a number of factors, including our future earnings, capital requirements, general financial condition, general business conditions and other factors.

Only the holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. See “— Statutory Provisions.” Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. The affirmative vote of the majority of the shares of our common stock represented and voted is required for the election of directors. Our board of directors is divided into three classes, with staggered terms of three years each.

All shares of common stock are entitled to participate equally in distributions in liquidation. Holders of common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock. We do not have the authority to issue any shares of preferred stock.

The transfer agent for our common stock is Computershare Investor Services (250 Royall Street, Canton, MA 02021; telephone number (781) 575-2879).

Common Share Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached a right to purchase one-half of one share of our common stock. Each share of our common stock subsequently issued by us prior to the expiration of the rights agreement will likewise have attached a right. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of our common stock. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one-half of one share of our common stock at a purchase price of $60 per full share, or $30 per half share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $0.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights expire on January 28, 2010, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights will not be triggered if a person or group becomes a beneficial owner of 15% or more of our outstanding common stock solely as a result of an acquisition of our common stock by us, which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 15%.

Certain Anti-Takeover Provisions

Under our articles of incorporation, our board of directors is divided into three classes of directors serving staggered terms of three years each. Each class is to be as nearly equal in number as possible, with one class being elected each year. Our articles of incorporation also provide that:

■	directors may be removed from office only for cause and only with the affirmative vote of a majority of the votes entitled to be cast at an election of directors;

■	any vacancy on the board of directors or any newly created directorship may be filled by the remaining directors then in office, though less than a quorum; and

■

our shareholders have no cumulative voting rights, which means that the holders of shares of our common stock entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

Statutory Provisions

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired. Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations involving public Wisconsin corporations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

■

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

■

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

■

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

■	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

■	U.S. federal income tax consequences applicable to such warrants;

■	the amount of warrants outstanding as of the most recent practicable date; and

■	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

■	if applicable, a discussion of material U.S. federal income tax considerations; and

■	any other information we think is important about the stock purchase contracts or the stock purchase units.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

■	incorporated documents are considered part of this prospectus;

■	we are disclosing important information to you by referring you to those documents; and

■	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

■	our Annual Report on Form 10-K for the year ended December 29, 2007;

■	our Quarterly Reports on Form 10-Q for the quarters ended March 29, June 28 and September 27, 2008;

■	our Current Report on Form 8-K dated June 16, 2008; and

■	the description of our common stock and common stock purchase rights contained in our Registration Statement on Form 8-A, filed January 18, 2005, and any amendment or report updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

Regal Beloit Corporation

200 State Street

Beloit, WI 53511

(608) 364-8800

You can also find these filings on our website at www.regal-beloit.com. We are not incorporating the information on our website other than these filings into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Any selling shareholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling shareholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling shareholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for or representing beneficial interests in such securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions, or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for us or any selling shareholder and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 29, 2007, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph referring to our adoption of Financial Accounting Standards Board, or FASB, Statement No. 123(R), Share-Based Payment, FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

3,500,000

Shares of Common Stock

Prospectus Supplement

May     , 2009

Robert W. Baird & Co.